November 3, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of EFL Overseas, Inc. on Form S-1 of our audit report, dated October 29, 2008 relating to the accompanying balance sheet as of August 31, 2008 and the related statements of operations, stockholder’s equity, and cash flows from inception (July 22, 2008) through August 31, 2008, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

November 3, 2008